Adaptive CPA
Flexible accounting solutions to fit evolving needs
1240 E. Ontario Ave.
Suite 102-170
Corona, CA 92881
(951) 818-5830
www.adaptivecpa.com

ENGAGEMENT AGREEMENT

THIS AGREEMENT is entered into by and between **Adaptive CPA**, a California corporation, located at 1240 E. Ontario Ave., Suite 102-170, Corona, CA 92881 (hereinafter referred to as "ADAPTIVE" and/or "Consultant") and **Reborn Coffee** ("REBORN") (and/or all subsidiary companies, corporations and or entities), located at 580 N. Berry St., Brea, CA 92821, both of which will be herein referred to as the "Parties."

NOW, THEREFORE, for and in consideration of the mutual covenants and obligations assumed by the parties hereto, it is agreed as follows:

Terms

1. Services to Be Performed and Terms of Payment

ADAPTIVE would like to offer our consulting services to support REBORN in the capacity of Chief Financial Officer in a part-time, contract capacity. It is expected ADAPTIVE will provide support to REBORN in its financial matters, accounting, and reporting, including assistance with coordination of independent audits and reviews and necessary reporting to further the Company's goals. Those services include, but are not limited to, the following:

- Review for proper accounting for significant transactions.
- Provide oversight for period-end close and review of accounting to ensure proper accounting.
- Review and provide guidance on accounting matters.
- Provide assistance with external auditors and other third-party services as required
- Assistance with and/or preparation of financial statements for periodic and fiscal year end requirements, including periodic public company filing requirements.
- Assistance with internal reporting, as required.
- Assistance with review of internal procedures and policies, and assistance with process improvement and remediation, as necessary.
- Assistance with the development of financial policies and guidelines for REBORN
- From time to time, review and provide guidance on accounting matters. The above procedures **do not** constitute an audit, review, or compilation of the financial statements in accordance with the standards established by the American Institute of Certified Public Accountants.

It is our policy to keep records related to this engagement for 3 years. However, ADAPTIVE does not keep any original client records, so we will return those to you at the completion of the services rendered under this engagement. When records are returned to you, it is your responsibility to retain and protect your records for possible future use, including potential examination by any government or regulatory agencies.

As full and complete compensation for ADAPTIVE services and for the discharge of all Consultant's obligations hereunder, REBORN shall pay Consultant as follows:

- a fee of $2,000 per month, payable monthly.
- As additional compensation for the initial project, REBORN shall issue one million (1,000,000) shares of REBORN Common Stock A to ADAPTIVE (or alternatively in the name of Kevin Hartley at ADAPTIVE's choice) at the signing of this agreement.
- It is understood that this initial level of compensation will be reviewed as the required time commitment for ADAPTIVE increases. This will be discussed between Jay Kim and Kevin Hartley as necessary to arrive at mutual agreement on revisions as considered appropriate.

Billings for these services would be issued at the end of each month for consulting services, not including out of pocket expenses. Fees are to be paid by wire/check, and progress invoices will be issued as the project progresses towards completion.

2. Expenses

REBORN shall reimburse Consultant for expenses that directly attributable to and owed by REBORN (e.g., air, travel, hotel, postage, etc.), and only as expressly authorized by REBORN prior to being incurred. Consultant shall submit an itemized statement of their expenses directly attributable to REBORN. REBORN shall pay Consultant within seven (7) days after receipt of each statement or receipt. It is not anticipated that the initial project will require any such expenses, but should any become necessary, ADAPTIVE will discuss with REBORN prior to incurring such expenses.

REBORN_________ Adaptive CPA_________

3. Independent Consultant Status

Consultant is an independent Consultant, and neither Consultant nor Consultant's employees or contract personnel are, or shall be deemed, REBORN's employees. In its capacity as an independent Consultant, Consultant agrees and represents, and REBORN agrees, as follows:

- Consultant has the right to perform services for others during the term of this Agreement. However, such services shall not interfere with the duties delegated to him or her by REBORN. REBORN's duties are to be performed within the expected time frame as a condition of the right to perform services for others.
- Consultant has the sole right to control and direct the means, manner, and method by which the services required by this Agreement will be performed.
- Consultant has the right to perform the services required by this Agreement at any place or location and at such times as Consultant may determine unless REBORN requires Consultant to perform specified duties at a specific location.
- Consultant has the right to employ and/or independent contractors ("Contract Personnel") to provide the services required by this Agreement.

If Consultant does employ assistants, REBORN shall in no way be responsible for said assistants and/or Consultants, either financially or legally.

- The services required by this Agreement shall be performed by Consultant or by Consultant's employees or contract personnel, and REBORN shall not hire, supervise, or pay any assistants to help Consultant.
- Neither Consultant nor Consultant's employees or contract personnel shall receive any training from REBORN in the professional skills necessary to perform the services required by this Agreement.
- Neither Consultant nor Consultant's employees or contract personnel shall be required by REBORN to devote full time to the performance of the services required by this Agreement.

4. Business Permits, Certificates, and Licenses

Consultant represents to REBORN that they have complied with all federal, state, and local laws requiring business permits, certificates, and licenses required to carry out the services to be performed under this Agreement.

5. State and Federal Taxes

REBORN will not:

- Withhold FICA (Social Security and Medicare taxes) from Consultant's payments or make FICA payments on Consultant's behalf;
- Make state or federal unemployment compensation contributions on Consultant's behalf; or,
- Withhold state or federal income tax from Consultant's payments.

Consultant shall pay all taxes incurred while performing services under this Agreement--including all applicable income taxes. Upon demand, Consultant shall provide REBORN with proof that such payments have been made. Consultant's EIN number is 81-2779514.

6. Fringe Benefits

Consultant understands that neither Consultant nor Consultant's employees or contract personnel are eligible to participate in any employee pension, health, vacation pay, sick pay, or other fringe benefit plan of REBORN. If Consultant is subsequently classified by the IRS as a common law employee, Consultant expressly waives his or her rights to any benefits to which he or she was, or might have become, entitled.

7. Workers' Compensation

REBORN is not responsible and shall *not* obtain "workers' compensation insurance" on behalf of Consultant or Consultant's employees. If Consultant hires employees to perform any work under this Agreement, Consultant will cover them with workers' compensation insurance to the extent required by law and provide REBORN with a certificate of workers' compensation insurance before the employees begin the work.

8. Unemployment Compensation

REBORN shall make no state or federal unemployment compensation payments on behalf of Consultant or Consultant's employees or contract personnel. Consultant will not be entitled to these benefits in connection with work performed under this Agreement.

9. Insurance

REBORN shall not provide any insurance coverage of any kind for Consultant or Consultant's employees or contract personnel.

10. Term of Agreement

This agreement will become effective when executed by both parties.

11. Terminating the Agreement

Either party may terminate this Agreement at any time or upon completion of the duties as noted above.

12. Modifying the Agreement

This Agreement may be modified only by a writing signed by both parties.

13. Confidentiality

Consultant acknowledges that it will be necessary for REBORN to disclose certain confidential and proprietary information to Consultant in order for Consultant to perform duties under this Agreement. Consultant acknowledges that any disclosure to any third party or any misuse of this proprietary or confidential information would irreparably harm REBORN. Accordingly, Consultant will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information of REBORN without REBORN's prior written permission except to the extent necessary to perform services on REBORN's behalf. Proprietary or confidential information includes:

- The written, printed, graphic, or electronically recorded materials furnished by REBORN for Consultant to use;
- Any written or tangible information stamped "confidential," "proprietary," or with a similar legend or any information that REBORN makes reasonable efforts to maintain the secrecy of;
- Business or marketing plans or strategies, customer lists, operating procedures, trade secrets, design formulas, know-how and processes, computer programs and inventories, discoveries and improvements of any kind, sales projections, pricing information;
- Information belonging to customers and suppliers of REBORN about whom Consultant gained knowledge as a result of Consultant's services to REBORN; and,
- Consultant shall not be restricted in using any material that is publicly available, already in Consultant's possession prior to commencement of Consultant's provision of services to REBORN, known to Consultant without restriction, or rightfully obtained by Consultant from sources other than REBORN.
- Upon termination of Consultant's services to REBORN, or at REBORN's request, Consultant shall deliver to REBORN all materials in Consultant's possession relating to REBORN's business;
- Consultant acknowledges that any breach or threatened breach of this clause will result in irreparable harm to REBORN for which damages would be an inadequate remedy.

Therefore, REBORN shall be entitled to equitable relief, including an injunction, in the event of such breach or threatened breach of this clause. Such equitable relief shall be in addition to REBORN's rights and remedies otherwise available at law.

14. Resolving Disputes

If a dispute arises among the parties hereto, the parties agree to first try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Rules for Professional Accounting and Related Services Disputes before resorting to litigation. Mediator will be mutually agreed to by both parties and will be located in Orange County, California. The costs of any mediation proceeding shall be shared equally by all parties.

Client and accountant both agree that any dispute over fees charged by the accountant to the client will be submitted for resolution by arbitration in accordance with the Rules for Professional Accounting and Related Services Disputes of the American Arbitration Association. Such arbitration shall be binding and final. IN AGREEING TO ARBITRATION, WE BOTH ACKNOWLEDGE THAT, IN THE EVENT OF A DISPUTE OVER FEES CHARGED BY THE ACCOUNTANT, EACH OF US IS GIVING UP THE RIGHT TO HAVE THE DISPUTE DECIDED IN A COURT OF LAW BEFORE A JUDGE OR JURY AND INSTEAD WE ARE ACCEPTING THE USE OF ARBITRATION FOR RESOLUTION.

15. Venue and Applicable Law

If any civil action, complaint or claim is brought under the terms of this Agreement, or between the parties, such action must be filed in the Superior Court for the County of Orange, California, and this Agreement will be governed by the Laws of the State of California.

16. Attorney's Fees

If any legal dispute arises under the terms of this Agreement, or between the Parties based on their contractual arrangement, the prevailing party in any legal dispute shall be entitled to recover reasonable attorney's fees and costs incurred in the dispute, in addition to any damages awarded.

17. Indemnification

To the extent ADAPTIVE are acting on behalf of the company and at the direction of management, the company agrees to indemnify us for any damages that may result from our good faith actions.

18. Notices

All notices and other communications in connection with this Agreement shall be in writing and shall be considered given as follows:

- When delivered personally to the recipient's address as stated on this Agreement
- Three (3) days after being deposited in the United States mail, with postage prepaid to the recipient's address as stated on this Agreement, or
- When sent by fax or electronic mail, such notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first class mail, or the recipient delivers a written confirmation of receipt.

19. No Partnership

This Agreement does not create a partnership relationship. Consultant does not have authority to enter into contracts on REBORN's behalf, unless such authority is expressly provided by the REBORN.

20. Assignment

Consultant may not assign or subcontract any rights or delegate any of its duties under this Agreement without REBORN's prior written approval.

Execution

IN WITNESS WHEROF, the parties hereto have executed this Agreement as of the day and year first above written.

REBORN COFFEE	**ADAPTIVE CPA**
BY: ____________________	BY: /S/ Kevin Hartley
TITLE: ____________________	TITLE: Principal
DATE: ____________________	DATE: September 14, 2021